Exhibit 2.6.
EXECUTION VERSION

COMPAGNIE GENERALE DE GEOPHYSIQUE-VERITAS
and
the Guarantor named herein

7 3/4% SENIOR NOTES DUE 2017

SUPPLEMENTAL INDENTURE
AND SUBSIDIARY GUARANTEE
DATED AS OF DECEMBER 12, 2008

THE BANK OF NEW YORK MELLON TRUST COMPANY,
NATIONAL ASSOCIATION
Trustee

     This SUPPLEMENTAL INDENTURE, dated as of December 12, 2008 is among Compagnie Générale de Géophysique — Veritas, a société anonyme incorporated in France and registered at the Paris commercial register under number 969 202 241 (the “Company”), CGGVeritas Services Holding B.V., an limited liability company organized under the laws of the Netherlands (the “Additional Guarantor”), and The Bank of New York Mellon Trust Company, National Association (f/k/a The Bank of New York Trust Company, National Association), as Trustee (the “Trustee”).
RECITALS
     WHEREAS, the Company and the Trustee entered into an Indenture, dated as of February 9, 2007 (the “Indenture”), pursuant to which the Company has originally issued $400,000,000 in principal amount of 7 3/4% Senior Notes due 2017 (the “Notes”); and
     WHEREAS, Section 9.01(f) of the Indenture provides that the Company and the Trustee may amend or supplement the Indenture in order to execute and deliver a guarantee (a “Subsidiary Guarantee”) to comply with Section 10.02 thereof without the consent of the Holders of the Notes; and
     WHEREAS, all acts and things prescribed by the Indenture, by law and by the charter and the bylaws (or comparable constituent documents) of the Company, of the Additional Guarantor and of the Trustee necessary to make this Supplemental Indenture a valid instrument legally binding on the Company, the Additional Guarantor and the Trustee, in accordance with its terms, have been duly done and performed;
     NOW, THEREFORE, to comply with the provisions of the Indenture and in consideration of the above premises, the Company, the Additional Guarantor and the Trustee covenant and agree for the equal and proportionate benefit of the respective Holders of the Notes as follows:
ARTICLE 1
     SECTION 1.01. This Supplemental Indenture is supplemental to the Indenture and does and shall be deemed to form a part of, and shall be construed in connection with and as part of, the Indenture for any and all purposes.
     SECTION 1.02. This Supplemental Indenture shall become effective immediately upon its execution and delivery by each of the Company, the Additional Guarantor and the Trustee.
ARTICLE 2
     From this date, in accordance with Section 10.02 and by executing this Supplemental Indenture and the accompanying notation of Subsidiary Guarantee (a copy of which is attached hereto), the Additional Guarantor is subject to the provisions of the Indenture to the extent provided for in Article 10 thereunder.

ARTICLE 3
     SECTION 3.01. Except as specifically modified herein, the Indenture and the Notes are in all respects ratified and confirmed (mutatis mutandis) and shall remain in full force and effect in accordance with their terms with all capitalized terms used herein without definition having the same respective meanings ascribed to them as in the Indenture.
     SECTION 3.02. Except as otherwise expressly provided herein, no duties, responsibilities or liabilities are assumed, or shall be construed to be assumed, by the Trustee by reason of this Supplemental Indenture. This Supplemental Indenture is executed and accepted by the Trustee subject to all the terms and conditions set forth in the Indenture with the same force and effect as if those terms and conditions were repeated at length herein and made applicable to the Trustee with respect hereto.
     SECTION 3.03. THE LAW OF THE STATE OF NEW YORK SHALL GOVERN AND BE USED TO CONSTRUE AND ENFORCE THIS SUPPLEMENTAL INDENTURE.
     SECTION 3.04. The parties may sign any number of copies of this Supplemental Indenture. Each signed copy shall be an original, but all of such executed copies together shall represent the same agreement.
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     IN WITNESS WHEREOF, the parties hereto have caused this Supplemental Indenture to be duly executed, all as of the date first written above.

COMPAGNIE GENERALE DE GEOPHYSIQUE — VERITAS
By	/s/ Robert Brunck
	Name:	Robert Brunck
	Title:	Chairman and Chief Executive Officer

THE BANK OF NEW YORK MELLON TRUST COMPANY, NATIONAL ASSOCIATION, AS TRUSTEE
By	/s/ Mauri Cowen
	Name:	Mauri J. Cowen
	Title:	Vice-President

GUARANTOR CGGVERITAS SERVICES HOLDING B.V.
By	/s/ Thierry Le Roux
	Name:	Thierry Le Roux
	Title:	Chief Executive Officer and Managing Director

Supplemental Indenture (7¾% Senior Notes due 2017)